Exhibit 99.1

EXHIBIT E

Strategic Partnership Agreement

This Strategic Partnership Agreement (this “Agreement”), is between Tangoe, Inc., with principal offices located at 35 Executive Blvd., Orange, CT 06477 (“Tangoe”) and Vodafone US Inc., with offices located at 560 Lexington Ave, 8th Floor New York, NY 10022 (“Vodafone”), and is dated April 2, 2016.  This Agreement will be effective on the Effective Date.

1.              Definitions

a.              “Affiliate” means, as to any person or entity, any other person or entity that controls (i.e. possesses the power to direct or cause the direction of management and policies of an entity whether through ownership of voting securities, by contract, or otherwise), is controlled by or is under common control with such person or entity.

b.              “Assigned Software IP” has the meaning set forth in that certain Intellectual Property Agreement between Tangoe and Vodafone dated as of the Effective Date.

c.               “Assurances” means assurance of Products, Services or Documentation by Vodafone where the applicable Assurance Criteria are satisfied following testing in accordance with the applicable ATP and “Assured” shall be construed accordingly.

d.              “Assurance Criteria” means the pass/fail criteria for Assurance agreed in writing between Vodafone and Tangoe.

e.               “ATP” means as agreed between Tangoe and Vodafone, the assurance process of testing, measurement, examination and other verification used to determine whether Products, Services or Documentation comply with the Standards.

f.                “Claims” means any action, claim, demand, proceeding, loss, damage, cost, fine, expense and other liability of whatever nature (whether foreseeable or contingent or not) including the costs relating to any dispute, third party claims, claims for any breach of contract, negligence, fraud, wilful misconduct, breach of statutory duty or other heads of claim and however suffered, incurred or sustained, and court and legal costs assessed on an attorney—client basis and other professional costs and expenses.

g.               “Customer” means an end user customer that subscribes to the Products or Services through Vodafone, including both New Customers and Initial Customers.

h.              “Documentation” means documentation necessary to make effective use of the Services, and as generated as an output of the Services.

i.                  “Effective Date” means the Closing Date (as such term is defined in the MTA) of the transactions contemplated by the MTA.

j.                 “Force Majeure Event” means an event beyond a party’s control, including: (i) extreme abnormal weather conditions; (ii) nuclear, chemical or biological contamination; (iii) war, civil commotion or terrorist attack; (iv) interruption or failure of a utility service including electric power, gas or water; (v) acts of God, floods or earthquakes; (vi) failure of the internet or (vii) the imposition of a sanction, embargo or breaking off of diplomatic relations.

k.              “Initial Customers” means Customers of Vodafone that have a contractual arrangements for Services that are effective on the day immediately preceding the Effective Date and which are identified on Exhibit B.

l.                  “Intellectual Property Rights” means: (i) rights in, and in relation to, any patents, registered designs, design rights, trademarks, trade and business names (including goodwill associated with any trademarks or trade and business names), copyright and related rights, moral rights, databases, domain names, semi-conductor and other topography rights and utility models, and including registrations and applications for, and renewals or extensions of, such rights, and similar or equivalent rights or forms of protection in any part of the world; (ii) rights in the nature of unfair competition rights and to sue for passing off and for past infringement; and (iii) trade secrets, confidentiality and other proprietary rights, including rights to know how and other technical information.

m.          “MTA” means that certain Master Transaction Agreement between Vodafone and Tangoe dated April 2, 2016.

n.              “New Customers” means any Customers of Vodafone that enter into a contractual arrangement for Services on or after the Effective Date.

o.              “Vodafone Network” means the telecommunications network, information technology network, business systems and ancillary systems operated by any VGC.

p.              “Vodafone Polices” means the latest versions of the following policies available at http://www.vodafone.com/content/index/about/suppliers/our_policies_processes_and_tools.html: (i) A1 Business Principles; (ii) A2 Code of Ethical Purchasing; (iii) A3 Health and Safety; (iv) A4 Supplier Expenses; (v) A5 Supplier Assistance with Law Enforcement; (vi) A6 Business Continuity; (vii) A7 Information Security; (viii) A8 Quality Assurance; (ix) A9 Sanctions and Export Control.

q.              “Personal Data” has the meaning set out in Vodafone’s standard data processing agreement.

r.                 “VGC”  means: (i) a “Vodafone Group Company” (meaning Vodafone Group Plc., and any body corporate, partnership or unincorporated association carrying on a trade or business, with or without a view to profit, in respect of which Vodafone Group Plc. owns (directly or indirectly) at least fifteen per cent (15%) of the issued share capital, or interest in the partnership or unincorporated association; and (ii) a “Vodafone Market” meaning a person and subsidiaries of that person operating a telecommunications business, which is not a Vodafone Group Company, with which: (1) Vodafone Group Plc. (or a Vodafone Group Company) has in place a co-operation agreement in relation to, among other things, the implementation of certain mobile telecommunications products and services; and/or (2)

Vodafone Group Plc. (or a Vodafone Group Company) has in place a brand license agreement in relation to, among other things, the branding of mobile telecommunications products and services.

s.                “Products” means the telecommunications expense and mobile device management software as developed, manufactured, marketed or licensed by Tangoe during the Term.

t.                 “Processing” shall have the meaning set out in Vodafone’s standard data processing agreement.

u.              “Requirements” means with respect to Services or Documentation, the requirements documents (if any) prepared by or on behalf of Vodafone and agreed between the Parties in writing.

v.              “Schedules” means the document agreed by the parties setting out as applicable the Services and Documentation to be provided by Tangoe under the terms of this Agreement.

w.            “Services” means the web-based mobile communications and telecommunications expense management services and other strategic consulting services as offered and provided by Tangoe during the Term to its partners and customers and, including Vodafone.

x.              “SLA” means the service level agreement for a Service, as set out under the heading “Service Level Agreement” in a SOW or Schedule or otherwise.

y.              “Specifications” means, as agreed between Vodafone and Tangoe: (i) any specifications developed for the purpose of elaborating on, clarifying or satisfying the Requirements; or (ii) Tangoe’s standard Service Documentation setting out the functionality and related technical detail applicable to the Services.

z.               “Standards” means any standards set out or referred to in the Requirements or the Specifications.

aa.       “Territory” means worldwide.

2.              Appointment; License Grant

Tangoe hereby grants to Vodafone and Vodafone hereby accepts, subject to the terms and conditions of this Agreement, a non-exclusive, royalty-free, fully paid-up, renewable right and license during the Term to sell and distribute the Products, Documentation and/or Services directly to its Customers, prospective Customers and others in the Territory. Vodafone’s appointment to sell the Products and Services may be subject to training and/or specialization requirements as mutually agreed in advance by the parties in writing. Vodafone shall not utilize the Products for its own internal business use except pursuant to a separate agreement for that purpose.

3.                          Preferred Provider Status

a.              During the Term of this Agreement, Tangoe will be VGC’s preferred provider of fixed and mobile telecommunications expense management technology and services to its customers and prospective customers worldwide and VGC will use commercially reasonable efforts to market and promote the Products and Services to its customers and prospective customers.  For purposes of this Agreement, “Preferred Provider” means that VGC will give first and preferential consideration to Tangoe when marketing or making proposals to a VGC customer or prospective customer for fixed and mobile telecommunications expense management technology and services unless (i) Tangoe is unable to meet Vodafone’s commercially reasonable business and pricing needs; or (ii) the customer requires that services be provided by another provider, such request not to be solicited by Vodafone.

b.              Tangoe and Vodafone shall jointly prepare a marketing and sales program to promote the Products and Services among VGC’s marketing organizations and sales force. This program shall include but is not limited to marketing launch, marketing materials, business solution materials, support documentation, sales launch program, road shows and training sessions.  Tangoe will provide the required material and resources to support Vodafone and each VGC in this effort and Tangoe shall maintain a support organization to fulfill these requirements. The parties agree to meet quarterly to review the partnership, the marketing and sales program and to create a business plan for mutual success.

c.         Except for the designation of Tangoe as the Preferred Provider as provided for in this Section 3, the relationships established by this Agreement are not exclusive in any way

4.                          Tangoe Obligations

a.              Tangoe shall: (i) not at the time of this Agreement or accepting a Schedule be involved in any litigation, process, contract or investigation that would have a material impact on its ability to perform its obligations; (ii) at all times obtain and maintain all permissions, licenses and consents necessary for it to perform its obligations; (iii) not infringe the rights of a third party in the performance of its obligations; (iv) comply with the Vodafone Policies; and (v) at all times remain in compliance with applicable law in its performance of its obligations hereunder. Both parties acknowledge and agree that any reference in Vodafone Policies to ISO accepted standards apply at the data center level and not at the Products and Services level.

b.              Tangoe shall: (i)  comply with all applicable laws in connection with the Processing of Personal Data and shall establish and maintain internal policies and procedures designed to ensure compliance with such laws; (ii) where Tangoe will Process Personal Data, enter into Vodafone’s standard data processing agreement with Vodafone (and any relevant VGC) including the relevant appendix completed to Vodafone’s satisfaction and Tangoe shall at all times comply with the terms and conditions of all such data processing agreements; and (iii) carry out such Processing in accordance with the terms of such data processing agreement before it enters into it. If Tangoe breaches the obligations in this Section 4 it shall indemnify Vodafone against any costs, claims and liabilities arising as a result of the breach. If Tangoe is required under the United States of America Patriot Act 2001 or similar legislation to provide Personal Data of Vodafone customers to a government authority of the United States of America and such provision causes Vodafone to breach data protection laws and regulations in one or more member states of the European Union, Tangoe shall indemnify Vodafone against any costs, claims and liabilities arising as a result of the breach.

c.               Tangoe shall: (i) provide Vodafone with catalogue information and other information in relation to the Services and Documentation and the performance of Tangoe’s obligations in this Agreement, to the extent such information is readily available in the course of Tangoe’s operations; (ii) ensure that all Documentation provided and where applicable, any training given to Vodafone is sufficient to enable Vodafone to make full and proper use of the applicable Products and Services; (iii) keep comprehensive records to evidence compliance with obligations, preserve these records for at least 3 years from creation (or longer if required by Applicable Law) and permit Vodafone and its representatives (giving reasonable assistance where requested) to inspect and copy them; and (iv) permit Vodafone and its representatives to inspect relevant equipment, premises and to observe the performance of any Products and Services and the production of any Documentation. In each case, such provision of information, access or inspection shall: (i) be on reasonable notice; and (ii) be subject to reasonable arrangements to ensure that duties of confidentiality on the part of Tangoe to their other clients and third parties are preserved.

d.              Tangoe shall: (i) not knowingly or intentionally introduce a Virus into any Product, Services or the Vodafone Network; (ii) take precautions in accordance with industry best practice to ensure that no Virus is contained in any Product or Services; (iii) immediately report to Vodafone if Tangoe finds a Virus in any Product or Services, and provide all information reasonably requested by Vodafone in relation to the Virus; and (iv) where a Virus is contained in any Product or Services or is introduced by Tangoe into the Vodafone Network, promptly take all steps necessary as authorized by Vodafone to support Vodafone in eliminating the Virus and if the presence of the Virus results in a loss of data or has a negative impact on the operation of the affected Product, Services or the Vodafone Network, mitigate the loss and take all steps necessary as requested by Vodafone to support Vodafone in restoring the data and ensuring the restored operation of the affected Product, Services or the Vodafone Network.  If Tangoe breaches the obligations in this clause it shall indemnify Vodafone against any costs claims and liabilities arising as a result of the breach; provided that Tangoe will have no liability to Vodafone or any third party to the extent a breach of the obligations in this clause arises out of or is in any manner attributable to the Assigned Software IP.

e.               Tangoe shall: (i) effect and maintain in force a liability insurance policy with a limit of not less than $1,000,000 per claim and $10,000,000 in the annual aggregate and which provides coverage for Vodafone in like manner to the insured; (ii) effect and maintain in force a professional indemnity (errors and omissions) insurance policy with a limit of not less than $2,000,000 per claim and $2,000,000 in the annual aggregate; and (iii) maintain the insurances for 3 years after termination of this Agreement. Tangoe may satisfy liability insurance basic coverage limits through any combination of primary insurance and umbrella liability insurance.

5.                          Customer Schedules; Customer Agreements

a.              Vodafone’s resale of the Products and Services shall be evidenced by and subject to Tangoe and Vodafone signing one or more Customer-specific Schedules. To the extent of a conflict between the terms of this Agreement and any Schedule, the terms of this Agreement shall control.

b.              Pricing will be mutually agreed by Vodafone and Tangoe and set forth in the appropriate Schedule. Notwithstanding the foregoing, unless otherwise agreed between Tangoe and Vodafone, Tangoe’s pricing to Vodafone for Products and Services to be offered to each

Customer first obtained after the Effective Date will be at least twenty percent (20%) less than the amount at which Tangoe would price the same Products and Services if it were selling directly to such Customer rather than through Vodafone.

c.               Notwithstanding 5.a, effective as of the Effective Date, Tangoe will provide Vodafone with the Products and Services set forth on Exhibit B hereto and incorporated herein, for the Customers identified on Exhibit B (the “Initial Customers”). The specific terms and conditions, including tasks and responsibilities, ATP and Assurance Criteria, SLAs including SLA credits, and fees governing Tangoe’s provision of the Products and Services to the Initial Customers are set forth on Exhibit B; provided that the tasks and responsibilities, SLAs and fees for the Products and Services for each Initial Customer shall be substantially the same as those contained in Vodafone’s existing contractual agreement with each such Initial Customer.

6.                          Basic Rights and Obligations

a.              Within ten (10) days after the Effective Date, each party shall provide the other party with the name, address (physical and electronic mail) and other relevant information of an individual that shall serve as such party’s contact person for all day to day matters arising out of or relating to this Agreement (each such individual, a “Contact Person”).  Either party may change its own Contact Person at any time upon written notice to the other party.

b.              Except as stated herein or in a Schedule hereto, each party shall be solely responsible for all costs they incur in connection with this Agreement.

c.               The volume of Products and Services which Vodafone or any VGC may require Tangoe to provide under this Agreement may vary from time to time and Vodafone does not in any way undertake, warrant or represent that this Agreement will generate a specified volume of business or revenue for Tangoe or its Affiliates.

7.                          Intellectual Property

a.              Title to and ownership of all systems, technology, processes, algorithms, user interfaces, software (including any modifications, enhancements and updates), source code, documentation, tools, utilities, methodologies, specifications, techniques, trade secrets and other tangible or intangible technical material or information owned by a party prior to or by or for such party on or after the Effective Date (together with the Intellectual Property Rights therein, the “IP”) shall remain with such party.

b.              Vodafone agrees that it will not itself and will not permit any customer, parent, subsidiary, affiliate, agent or other third party to: (i) reverse engineer, reverse assemble, decompile, or otherwise attempt to derive the source code or the underlying ideas from the Products; (ii) modify, translate, or create derivative works of the Products; (iii) knowingly take any action that would cause any IP or Confidential Information belonging to Tangoe to be placed in the public domain. Vodafone shall not delete or in any manner alter or obscure the copyright, trademark, and other proprietary rights notices of Tangoe and its licensors appearing on the Products as delivered to Vodafone.

8.                          Data Protection

In collecting, processing, recording, storing, registering, disclosing, transferring and using data (including Personal Data) and in maintaining records, each party shall comply fully with any applicable privacy protection regulations, data protection regulations and other applicable laws, and shall only do so, directly or indirectly, if required to perform is obligations under this Agreement, and in accordance with applicable U.S. federal and state and international privacy and data protection laws and regulations.  Vodafone hereby acknowledges and agrees that Tangoe may remotely access Customer Personal Data across a country border so long as no data is downloaded, copied or otherwise reproduced in any region other than the region in which the data center to which data feeds are sent from carriers pursuant to legally enforceable letter(s) of authorization; provided further that where Vodafone’s contracts with Initial Customers require Personal Data remain in-country in the countries of United States or Germany, no data may be downloaded, copied or otherwise reproduced in any other country.

9.                          Marketing the Products and Services

a.              Vodafone will promote the Products and Services to Customers through normal marketing channels, including, but not limited to, the Vodafone’s web site, marketing materials and trade shows, provided that such marketing and promotion shall conform to the attribution requirements set forth in this Agreement. Vodafone shall not make any representations, warranties or guarantees relating to the Products and Services other than as represented under the Promotional Materials or otherwise in writing by Tangoe. Vodafone shall not engage in any deceptive, misleading, or unethical practices that could be detrimental to Tangoe.

b.              Tangoe may make available to Vodafone certain copyrighted materials, including but not limited to marketing materials (collectively, the “Promotional Materials”) for marketing and promotional purposes.  Tangoe shall retain ownership in all Promotional Materials which shall be used only in connection with marketing and promoting the Products and Services governed by the Agreement.  All changes made by Vodafone to the Promotional Materials shall be promptly reviewed and approved in writing by Tangoe within five (5) days after such approval is requested by Vodafone, prior to use by Vodafone.  All Promotional Materials in Vodafone’s possession shall be promptly returned to Tangoe upon the termination or expiration of the Agreeme

10.                   Payment Terms

Tangoe shall invoice for the fees in U.S. Dollars only. Tangoe shall, unless requested otherwise by Vodafone, issue invoices electronically via Vodafone’s chosen eInvoicing solution and send paper copies to Vodafone at 560 Lexington Avenue, 8th Floor, New York, NY 10022, Attn:  Accounts Payable or such other address notified by Vodafone in writing. Vodafone shall provide Tangoe with the required set up and training to enable Tangoe to use Vodafone’s eInvoicing solution.

a.              Subject to receipt of a valid invoice and compliance by Tangoe with the terms of this Agreement, Vodafone will pay the amount of such invoice assuming that the provisions of this Agreement are satisfied (including any corresponding taxes which is properly chargeable) to Tangoe within the payment period.

b.              All invoices shall be due and payable net fifty-five (55) days of receipt.

c.               Vodafone will make payments by electronic transfer of funds in U.S. Dollars. Vodafone may withhold from payment that part of any invoice which it reasonably disputes in good faith.

11.                   Records; Audits

a.              Vodafone shall, during the Term of this Agreement and for two (2) years thereafter following termination of this Agreement, maintain accurate records relating to Vodafone’s payment obligations under this Agreement.  Such records shall be maintained as confidential, but shall be available for inspection and audit as provided herein.

b.              Where Tangoe has a good faith basis to claim that Vodafone has underpaid Tangoe by no less than ten percent (10% ) on an aggregated average rolling 12 month basis, it shall have the right at least once per 12 month period to have an independent public accountant, reasonably acceptable to Vodafone, examine Vodafone’s relevant books, records and accounts for the purpose of verifying (i) the accuracy of payments made and required under this Agreement or any Schedule appended and (ii) Vodafone’s compliance with to the terms and conditions of this Agreement or any Schedule appended.  Each audit will be conducted at Vodafone’s place of business, or such other place as may be agreed to by the parties, during Vodafone’s normal business hours and with at least thirty (30) days prior written notice.  Vodafone shall pay the fees and expenses of the auditor for the examination; provided that (i) should any examination disclose a shortfall in the payments due Tangoe of greater than ten percent (10%) for the period being audited, Vodafone shall pay Tangoe the amount of such shortfall and the reasonable fees and expenses of the auditor for that examination.

c.               Tangoe shall, during the Term of this Agreement and for two (2) years thereafter following termination of this Agreement, maintain accurate records relating to the invoicing of fees and charges to Party.  Such records shall be maintained as confidential, but shall be available for inspection and audit as provided herein.

d.              Where Vodafone has a good faith basis to claim that Tangoe has overcharged Vodafone by ten percent (10% ) or more on an aggregated average rolling 12 month basis, it shall have the right at least once per twelve (12) month period to have an independent public accountant, reasonably acceptable to Tangoe, examine Tangoe’s relevant books, records and accounts for the purpose of verifying (i) the accuracy of payments made and required under this Agreement or any Schedule appended and (ii) Tangoe’s compliance with to the terms and conditions of this Agreement or any Schedule appended.  Each audit will be conducted at Tangoe’s place of business, or such other place as may be agreed to by the parties, during Tangoe’s normal business hours and with at least thirty (30) day’s prior written notice.  Vodafone shall pay the fees and expenses of the auditor for the examination; provided that (i) should any examination disclose an overpayment to Tangoe of greater than ten percent (10%) for the period being audited, Tangoe shall promptly credit Vodafone the amount of such overpayment and pay the reasonable fees and expenses of the auditor for that examination.

12.                   Assurance.

a.              Tangoe shall ensure and conclusively demonstrate to Vodafone that the Products, Services and Documentation meet the Assurance Criteria using the process of any agreed ATP.

b.              Tangoe shall: (i) conduct each ATP at Tangoe locations specified by Vodafone (acting reasonably) in timescales agreed by Vodafone; (ii) permit Vodafone (together with its invitees) to witness and participate in each ATP; (iii) provide Vodafone access to all equipment and labor required for each ATP, including test environments if reasonably requested by Vodafone; (iv) provide Vodafone with a copy of any ATP results and outputs mapped against the Assurance Criteria; and (v) classify, prioritize and resolve faults detected during an ATP in accordance with each ATP.  Notwithstanding anything set forth in this Section 12.b., Vodafone acknowledges that it will not be permitted to access Tangoe third party data centers.

c.               Vodafone may reject any Products and/or Services (in whole or part) which either: (i) does not meet the Assurance Criteria; or (ii) is non-compliant with the Requirements, the Specifications or the applicable Schedule.

d.              Tangoe shall, if requested by Vodafone: (i) re-perform rejected Products, Services or Documentation within ten (10) business days so that such rejected Products, Services or Documentation or its replacement meets the Assurance Criteria in accordance with any ATP and complies with the applicable Schedule. If Tangoe fails to do so, Vodafone shall be entitled to terminate the Schedule as if the breach was not capable of remedy.

e.               Tangoe shall reimburse Vodafone all reasonable costs and expenses suffered or incurred as a result of the rejection of any Product, Service or Documentation within ten (10) business days of such rejection.

13.                   Trademark License

a.              During the Term, Tangoe hereby grants to Vodafone and Vodafone accepts a worldwide, nonexclusive, nontransferable, right to use the trademarks, trade names, service marks and logos (individually and collectively, the “Trademarks”) on a non-fee basis made available by Tangoe pursuant to the terms and conditions of this Agreement.

b.              To the maximum extent allowed by applicable law, this Agreement does not grant to Vodafone any right, title, or interest in the Trademarks other than the rights specifically granted herein.  Vodafone shall not assign, transfer or sublicense any rights under this Agreement to the Trademarks, without the prior, written consent of Tangoe; provided, however, that Vodafone may assign, transfer or sublicense any such rights to any controlled member of the Vodafone Group following written notice to Tangoe. Any attempt to do so without such consent will be void.  Vodafone shall commit no act or omission that would be inconsistent with Tangoe’s rights in the Trademarks.  To the maximum extent allowed by applicable law, any rights that Vodafone acquires by use of the Trademarks shall inure solely to the benefit of Tangoe and Vodafone agrees to cooperate with Tangoe by undertaking (at Tangoe’s expense) acts that assure that such is the case.  Vodafone shall not use the Trademarks, or any part thereof, as part of its name or identity nor use any name or mark confusingly similar to the Trademarks, or otherwise utilize the Trademarks in a manner intended to link or associate Vodafone or its products or services in any manner with Tangoe.

c.               Vodafone shall comply with all applicable laws and regulations, in particular, all laws and regulations pertaining to proper protection, use, and designation of trademarks in any countries in which Partner intends to use the Trademarks.

d.              By accepting the terms and conditions of this Agreement, Vodafone agrees to use the Trademarks in accordance with the Tangoe’s guidelines as such may be provided by Tangoe (the “Guidelines”).  In addition to complying with the Guidelines, Vodafone agrees: (i) not to alter or modify the Trademarks in any way; (ii) that the Trademarks will not be used as a design element of any other logo or trademark; (iii) not to use Trademarks in any manner that intentionally disparages or injure Tangoe’s reputation; (iv) that use of Trademarks will be truthful and not Misleading.  Vodafone shall use the following legend in any location on which Trademarks or other legal notices appear unless a different legend is required: “Trademark(s) are the trademarks or registered trademarks of Tangoe, Inc. and its subsidiaries located in the United States and abroad.”

e.               Vodafone shall remedy any deficiencies in its use of the Trademarks, as determined by Tangoe in its sole discretion, upon notification by Tangoe and in the manner requested by Tangoe.

f.                Tangoe reserves the right to terminate revoke, modify or suspend this Section and any rights under this Agreement to the Trademarks, in whole or in part, without cause, at its sole discretion at any time.  Tangoe hereby grants to Vodafone all rights and licenses necessary for Vodafone to utilize Tangoe’s name and logo in general marketing and public relations materials and media, including the Vodafone’s Web site, provided that the form of such usage and logo is approved by Tangoe prior to the first such use.

g.               Tangoe agrees that it shall have no right to use of any Vodafone names, service marks, trademarks, trade names, identifying symbols, logos, emblems, signs, insignia or Internet domain names related thereto or containing or comprising the foregoing, including any name or mark confusingly similar thereto (collectively, the “Vodafone Marks”), and will not at any time hold itself out as having any affiliation with Vodafone or any of its Affiliates.  Tangoe acknowledges and agrees that as between Tangoe and its Affiliates, on the one hand, and Vodafone and its Affiliates, on the other hand, all right, title and interest in and to the Vodafone Marks are owned exclusively by Vodafone and its Affiliates.

14.                   Term; Termination

a.              This Agreement shall commence on the Effective Date and continue for a period of 3 years (the “Term”).  Thereafter, the Term shall automatically renew for additional one (1) year periods unless written notice of nonrenewal is given by either party at least sixty (60) days prior to the expiration of the then current term.  Notwithstanding the foregoing, if this Agreement is not renewed under this Section 14.a. each Schedule then in effect at expiration of this Agreement shall continue in effect until its expiration or termination under Section 14.c. of this Agreement and the terms of the Agreement shall continue to govern such Schedule.

b.              This Agreement may be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events:

i.                  If the other ceases to do business, or otherwise terminates its business operations, becomes insolvent, seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other (and not dismissed within ninety (90) days);

ii.               If the other materially breaches any material provision of this Agreement and fails to cure such breach within thirty (30) days of written notice describing the breach; or

iii.            A party’s breach of its obligations set forth in Section 19.

c.               Upon expiration or termination of this Agreement or any Schedule hereunder, the parties will continue to provide the Products and/or Services under each Schedule for the remainder of the Schedule term pursuant to the terms of this Agreement.  Within thirty (30) days after the termination of this Agreement, each party shall, at the disclosing party’s option, destroy (and provide a written certification of destruction) or return to the disclosing party any materials containing any trademarks, any Confidential Information, or any other materials provided by the disclosing party hereunder that are in tangible form that are in the recipient’s possession or control and the recipient shall not make or retain any copies of such materials or information.

d.              Where Vodafone terminates a Schedule in any circumstances other than pursuant to Section 14.e. or for a Force Majeure Event, Tangoe shall refund any monies paid for Products and Services performed under that Schedule (subject to a deduction for Products and Services already provided to Vodafone).

e.               Should a Customer terminate its contract with Vodafone with respect to the Products and/or Services Tangoe is providing for such Customer, Vodafone may terminate the applicable Schedule, or the portion corresponding to the Services terminated by the Customer, without penalty, upon prompt written notice to Tangoe in accordance with the termination notice between Vodafone and Customer. Where Vodafone terminates a Schedule pursuant to this Section 14.e, Vodafone shall only be liable to pay Tangle for fees for the Products and Services through the termination date.

f.                In the event of a termination of a Schedule, Vodafone may require from Tangoe the continued provision of such of the Products and Services as Vodafone may reasonably require to effect an orderly hand-over to Vodafone or to a new supplier for a period of up to twelve (12) months, on reasonably equivalent terms to those on which the Products and/or Services were originally provided.

g.               This Agreement will automatically terminate and will be of no further force and effect in the event the MTA is terminated prior to Closing (as such term is defined in the MTA) pursuant to the terms set forth therein.

15.                   Non-Solicitation

Each party agrees that during the Term of this Agreement, and for a period of one (1) year thereafter, it shall not, directly or indirectly, solicit for employment or hire, any employee of the other party (so long as such person is then-currently employed by the first party); provided, however, that solicitation shall not include general employment advertising or the use of any independent employment agency or search firm not specifically directed to employees of such party or any of its Affiliates.

16.       Customer Non-Diversion For a period of five (5) years from the Effective Date of this Agreement, Vodafone will not (i) divert any Initial Customer to another provider of products and services that are the same or that substitute for the Products and Services being provided by Tangoe to the Initial Customers under this Agreement, or (ii) provide directly or indirectly to the Initial Customers products and services that are the same or that substitute for the Products and Services being provided by Tangoe to the Initial Customers under this Agreement; provided, however, that Vodafone may divert any such Initial Customer to another provider of similar Products and Services upon Initial Customer request, such request not to be solicited by Vodafone.

17.                   Indemnities, Warranty and Disclaimer of Liability

a.              Tangoe shall indemnify, defend, hold Vodafone and its Affiliates, officers, directors, employees, agents and representatives harmless from and against any Claim,  to the extent arising from or in connection with a claim that the Products or Services or any Promotional Materials infringe any third party patent, copyright, trademark, trade secret or other Intellectual Proprietary Rights of a third party, provided that Tangoe is (a) promptly informed by Vodafone in writing and furnished a copy of each formal communication, notice or other action relating to such claim, suit or proceeding; (b) given control of the defense and settlement of any such claim, suit, or proceeding, and (c) given all information and assistance (at Tangoe’s expense) reasonably necessary to defend or settle such claim, suit or proceeding.  Tangoe shall not be obligated to defend or be liable for costs or damages under this Section 16 to the extent that the alleged infringement arises out of or is in any manner attributable to (i) the Assigned Software IP, (ii)  any modification of the Products or Services made by Vodafone that were not approved, recommended or advised by Tangoe or use of the Products or Services in combination with any equipment, devices, or software not supplied, approved or recommended by Tangoe if such infringement would have been avoided without such modification or combination; (ii) failure of Vodafone to use updated Products or Services provided by Tangoe in a timely manner that would have avoided such infringement.

b.              If any Claim that Tangoe is obligated to defend pursuant to this Section 16 has occurred, or in Tangoe’s opinion is likely to occur, Tangoe, at its option and expense, may either procure the rights necessary for the continued use of the Products or Services, or modify the Products or Services so that they are non-infringing and substantially equivalent in function to the enjoined Product or Services.  If neither of these remedies is commercially reasonable, Tangoe may, terminate this Agreement and with respect to Products for which Vodafone prepaid any fees, refund any such fees prepaid by Vodafone for such Products as depreciated over a 36-month straight line basis and with respect to Products or Services for which Customer has paid recurring subscription or Services fees, refund any unused, pre-paid fees.  THE FOREGOING STATES VODAFONE’S EXCLUSIVE REMEDY AND TANGOE’S SOLE AND EXCLUSIVE LIABILITY HEREUNDER WITH RESPECT TO ANY CLAIM OF MISAPPROPRIATION OR INFRINGEMENT OR ANY THIRD PARTY RIGHT.

c.               Vodafone shall indemnify and hold Tangoe harmless from and against any claim, charge, cost, liability, judgment, damage, losses, or expense (including, without limitation, reasonable attorneys’ and other professionals’ fees) in connection with: (i) any third-party claim brought against Tangoe which claim arises out of (i) Vodafone’s products or services; or (ii) any unauthorized use or distribution or re-distribution of the Products or Services, or IP or Confidential Information provided or delivered by Tangoe in connection with this Agreement.

d.              Tangoe shall indemnify, defend and hold Vodafone and its affiliates, officers, directors, employees, agents and representatives harmless from and against any Claim brought against Vodafone by a Customer, which Claim solely and directly arises out of Tangoe’s gross negligence or willful misconduct amounting to a breach of a material term of this Agreement.

e.               EXCEPT AS OTHERWISE SET FORTH HEREIN OR IN A SCHEDULE, NEITHER PARTY MAKES ANY WARRANTIES OF ANY KIND, WHETHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY, IMPLIED WARRANTY OF FITNESS OF SERVICE FOR A PARTICULAR PURPOSE OR THE SUCCESS OF SUCH PARTY’S EFFORTS HEREUNDER.

f.                IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, COST OF COVER, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES ARISING OUT OF OR RELATED TO THIS AGREEMENT EVEN IF SUCH DAMAGES ARE FORESEEABLE AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY THEREOF.

g.               EXCEPT FOR TANGOE’S OBLIGATIONS IN RELATION TO THE PROCESSING OF PERSONAL DATA UNDER THIS AGREEMENT, TANGOE’S LIABILITY WITH RESPECT TO ITS INDEMNIFICATION OBLIGATIONS TO VODAFONE OR EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTION 17.i. BELOW, TANGOE’S AGGREGATE MAXIMUM LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT (EXCLUDING ANY SLA CREDITS PAID OR PAYABLE BY TANGOE) SHALL BE LIMITED TO THE GREATER OF $1,000,000 FOR THE RELEVANT VGC OR 20% OF THE VALUE OF ALL SCHEDULES ISSUED IN RELATION TO THE RELEVANT PRODUCTS AND SERVICES DURING THAT PERIOD AND TO WHICH THE CLAIMS RELATE. TANGOE’S AGGREGATE MAXIMUM LIABILITY ARISING OUT OF OR RELATING TO ITS OBLIGATIONS IN RELATION TO THE PROCESSING OF PERSONAL DATA UNDER THIS AGREEMENT OR ITS LIABILITY WITH RESPECT TO ITS INDEMNIFICATION OBLIGATIONS TO VODAFONE SHALL BE LIMITED TO $5,000,000.

h.              EXCEPT FOR VODAFONE’S LIABILITY WITH RESPECT TO ITS INDEMNIFICATION OBLIGATIONS TO TANGOE OR EXCEPT AS OTHERWISE EXPRESSLY STATED IN SECTION 17.i. BELOW, VODAFONE’S MAXIMUM LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE GREATER OF $1,000,000 OR 20% OF THE AGGREGATE VALUE OF ALL SCHEDULES ISSUED IN RELATION TO THE PRODUCTS AND SERVICES DURING THAT PERIOD AND TO WHICH THE CLAIMS RELATE.  VODAFONE’S AGGREGATE MAXIMUM LIABILITY ARISING OUT OF OR RELATING TO ITS INDEMNIFICATION OBLIGATIONS TO TANGOE SHALL BE LIMITED TO $5,000,000.

i.                  Nothing in this Agreement, excludes or limits liability in relation to: (i) either party’s liability for physical damage to property; (ii) either party’s liability for repudiatory breach, wilful default and wilful abandonment; (iv) Tangoe’s liability for its obligations in relation to the Processing of Personal Data under this Agreement; (v) Tangoe’s liability if a third party alleges that the Products, Services or Documentation provided by or on behalf of Tangoe infringes any Intellectual Property Rights, except to the extent attributable to the Assigned Software IP; (vi) either party’s liability for breach of confidentiality provisions; (vii) either party’s liability for death or personal injury resulting from its negligence; (viii) either party’s liability for fraud or fraudulent misrepresentation; (ix) either party’s liability which cannot be excluded by law; (x) either party’s liability with respect to its indemnification obligations; or (x) invoiced amounts properly due and payable by Vodafone to Tangoe.

j.                 The provisions of this Section shall survive termination of this Agreement.

18.                   Product and Service Warranties

a.              Tangoe warrants that all Products and Services shall: (i) substantially comply with the Requirements and the Specifications; (ii) be performed in a good and workman like manner by skilled and qualified staff, (iii) comply with all applicable law and Standards; and (v) be performed in accordance with this Agreement and any SLA.

b.              On the occasion of any breach of the services warranties, as Tangoe’s sole obligation and Vodafone’s sole remedy, Tangoe shall either (at Vodafone’s option): (i) perform those Products and/or Services again; or (ii) promptly provide such additional Products and Services as are necessary to remedy the breach of the services warranties

c.               If at any time Tangoe believes that a delivery date or any Standards agreed with Vodafone may not be met it shall promptly inform Vodafone in writing, including its estimation of impact on timetable, and submit and implement comprehensive proposals to mitigate the delay or other impact, for agreement by Vodafone. Tangoe shall pay to Vodafone Service Credits for: (i) the Products and Services associated with the agreed delivery date or missed Standard within ten (10) business days’ of such direction.  Service Credits shall be calculated and payable according to the relevant Schedule.

d.              Neither party shall be responsible for failure to fulfill any obligation for so long as, and to the extent to which, the fulfillment of such obligation is impeded by a Force Majeure Event, provided that the party subject to the Force Majeure Event: (i) has promptly notified the other party of any circumstances which may result in failure to perform its obligations; (ii) could not have avoided the effect of the Force Majeure Event by taking precautions which, having regard to all the matters known to it before the Force Majeure Event occurred, it ought reasonably to have taken, but did not; and (iii) uses its best endeavors to minimize the adverse consequences that any failure in performance of its obligations might have, and to return the performance of such obligations to normal as soon as possible.

e.               Notwithstanding anything set forth in this Section 18 or elsewhere in this Agreement, Tangoe liability to Vodafone or any third party, through indemnification or otherwise, in the event a breach of Tangoe’s service warranties under this Section 18 or Tangoe’s other obligations under this Agreement or any Schedule that is directly caused by or is clearly attributable to Vodafone’s breach of its obligations or failure to provide services to Tangoe under that certain Transition Services Agreement between Tangoe and Vodafone dated as of the Effective Date shall be reduced to the degree and extent of Vodafone’s breach or failure under said Transition Services Agreement.

19.                   Confidentiality

a.              “Confidential Information” means (a) any information disclosed by either party, either directly or indirectly, in writing, orally or by inspection of tangible objects, including, without limitation, algorithms, business plans, customer data, customer lists, customer names, designs documents, drawings, engineering information, financial analysis, forecasts, formulas, hardware configuration information, market information, marketing plans, processes, products, product plans, research, specifications, IP, trade secrets or any other information which is designated as “confidential,” “proprietary” or some similar designation (collectively, the “Disclosed Materials”) or should reasonably be understood by the receiving party as being confidential and (b) any information otherwise obtained, directly or indirectly, by a receiving party through inspection, review or analysis of the Disclosed Materials.  Information that is disclosed orally shall be Confidential Information if it is (i) designated as such at the time of disclosure or within a reasonable time after disclosure; or (ii) should be reasonably understood to be Confidential Information. Information may also include information of a third party that is in the possession of one of the parties and is disclosed to the other party under this Agreement.

b.              Confidential Information shall not, however, include any information that (i) was publicly known and made generally available in the public domain prior to the time of disclosure by the disclosing party; (ii) becomes publicly known and made generally available after disclosure by the disclosing party to the receiving party through no action or inaction of the receiving party; (iii) is already in the possession of the receiving party at the time of disclosure by the disclosing party as shown by the receiving party’s files and records immediately prior to the time of disclosure; (iv) is obtained by the receiving party from a third party lawfully in possession of such information and without a breach of such third party’s obligations of confidentiality; or (v) is independently developed by the receiving party without use of or reference to the disclosing party’s Confidential Information, as shown by documents and other competent evidence in the receiving party’s possession.

c.               Each party will use commercially reasonable efforts to maintain in confidence and to not disclose or disseminate to any third party, or use except as permitted herein any Confidential Information of the other party for a period of three (3) years after its receipt of such Confidential Information.  If a receiving party is required by law to make any disclosure that is prohibited or otherwise constrained by this Agreement, the receiving party will provide the disclosing party with prompt written notice of such requirement so that the disclosing party may seek a protective order or other appropriate relief.  Subject to the foregoing sentence, such receiving party may furnish that portion (and only that portion) of the Confidential Information that the receiving party is legally compelled or is otherwise legally required to disclose; provided, however, that the receiving party provides such assistance as the disclosing party may reasonably request in obtaining such order or other relief.  Neither party shall reverse engineer, disassemble or decompile any prototypes, software or other tangible objects that embody the other party’s Confidential Information and that are provided to the party under this Agreement.

d.              Each party understands and agrees that its breach or threatened breach of this Section will cause irreparable injury to the other party and that money damages will not provide an adequate remedy for such breach or threatened breach, and both parties hereby agree that, in the event of such a breach or threatened breach, the non-breaching party will also be entitled, without the requirement of posting a bond or other security, and notwithstanding Section 10, to seek equitable relief, including injunctive relief and specific performance.  The parties’ rights under this Agreement are cumulative, and a party’s exercise of one right shall not waive the party’s right to assert any other legal remedy.

e.               The provisions of this section shall survive termination of this Agreement.

20.                   Export Controls; Government Use

Vodafone agrees and certifies that neither the Products or Services or any other IP or technical data received from Tangoe, nor the direct product thereof, will be exported or re-exported outside the United States except as authorized and as permitted by the laws and regulations of the United States.  Any use of the Products and Services by the U.S. Government is conditioned upon the Government agreeing that each of the foregoing is subject to Restricted Rights as provided under the provisions set forth in subdivision (c)(1)(ii) of Clause 252.227-7013 of the Defense Federal Acquisition Regulations Supplement, or similar acquisition regulations of other applicable U.S. Government organizations.

21.                   Anti-Corruption

Each party hereby agrees to comply with and abide by the provisions of the United States Foreign Corrupt Practices Act (“FCPA”) as such act may be amended from time to time, as well as any country or regional anti-corruption or anti-bribery laws applicable to such party’s performance under this Agreement.

22.                   General

a.              This Agreement is governed by New York law without giving effect to conflict of laws principles.  Any legal action brought under or in connection with the subject matter of this Agreement shall be brought only in the United States District Court for the Southern District of New York or, if such court would not have jurisdiction over the matter, then only in a New York State court sitting in the Borough of Manhattan, City of New York.  Each party submits to the exclusive jurisdiction of these courts and agrees not to commence any legal action under or in connection with the subject matter of this Agreement in any other court or forum.

b.              Use of the term “partner” in connection with the Agreement is intended to describe a strategic relationship and will not be deemed to create a legal partnership.

c.               No provisions of this Agreement are intended or will be construed to confer upon or give to any third party or entity other than Tangoe and Vodafone any rights, remedies or other benefit under or by reason of this Agreement.

d.              The prevailing party in any dispute arising out this Agreement shall be entitled to reasonable attorneys’ fees and costs.

e.               All notices under this Agreement shall be in writing and shall be by personal delivery, overnight courier, or regular, certified, or registered mail, return receipt requested, and deemed received upon personal delivery, acknowledgment of receipt of electronic transmission, the promised delivery date after deposit with overnight courier, or five (5) days after deposit in the mail.  Notices shall be sent to the person identified in this Agreement at the addresses set forth in this Agreement or such other address as either party may specify in writing.  Each party shall deem a document faxed to it as an original document.

f.                If any provision of this Agreement is found unenforceable or invalid, such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole.  In such event, the parties will negotiate in good faith to amend such provision so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law.

g.               Sections 3, 4, 7, 8, 11, 15 (for 1 year), 16, 18 (for 3 years), and 21 shall survive termination of this Agreement, along with any other provision that is stated to or by its nature would be expected to survive.(1)

h.              The failure of either party to require performance by the other party of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of the provision itself.

i.                  Neither party shall be liable hereunder by reason of any failure or delay in the performance of its obligations hereunder (except for the payment of money) on account of strikes, shortages, riots, insurrection, fires, flood, storm, explosions, acts of God, war, governmental action, labor conditions, earthquakes, material shortages, or any other cause beyond the reasonable control of such party.

j.                 Except as set forth in that certain Master Transaction Agreement between the parties dated as of April 2, 2016, neither party may issue any press releases, publicity, marketing or sales materials, or other materials developed by or on behalf of either party that refer to this Agreement or the relationship between the parties without the prior written consent of the other party.

k.              Neither party may assign any rights under this Agreement without the other party’s prior written consent, which may not be unreasonably withheld; provided that either party may without such consent make such an assignment to any person or entity controlling, controlled by or controlled in conjunction with such party provided that the assigning party shall remain primarily liable for all of its obligations under this Agreement, including its obligations to pay invoices.

l.                  This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

(1)  To be updated prior to final.

m.          This Agreement completely and exclusively states this Agreement of the parties regarding its subject matter and supersedes all prior proposals, agreements, or other communications between the parties, oral or written, regarding its subject matter.

n.              This Agreement shall not be modified except by a subsequently dated writing signed by an authorized representative of each party.

o.              This Agreement may be executed in counterparts and delivered via facsimile or other electronic means each of which shall be deemed an original, but all of which together shall be constitute one and the same document.

IN WITNESS WHEREOF, the parties have caused this Strategic Partnership Agreement to be executed and delivered by their respective authorized officers as of the dates set forth below.

Tangoe, Inc.		Vodafone US Inc.

By:	/s/ Albert R. Subbloie	By:	/s/ Charles Pol

Name:	Albert R. Subbloie	Name:	Charles Pol

Title:	President and CEO	Title:	VGE Sales Director & Country Chairperson

Date:	April 2, 2016 | 3:35 PM PT	Date:	April 2, 2016 | 11:43 PM GMT